Exhibit 10.2

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

June 3, 2026

Mr. Clinton Roeder

Re: Offer of Employment

Dear Clinton:

On behalf of Team, Inc. (“Team” or the “Company”), I am pleased to extend you an offer to join Team as its Executive Vice President and Chief Financial Officer. The purpose of this letter is to confirm the specific details of Team’s employment offer to you.

Start Date: Your start date is June 22, 2026 (the “Effective Date”).

Position: You will be appointed as Executive Vice President and Chief Financial Officer of the Company, effective as of the Effective Date, reporting to me as Chief Executive Officer.

Duties: You will have duties and responsibilities commensurate with the position of Executive Vice President and Chief Financial Officer of the Company. You will devote substantially all of your business time to performing your duties and responsibilities with the Company.

Location: Your work location will be at our Sugar Land, Texas corporate headquarters office.

Salary: You will have a base salary (“Base Salary”) of $500,000 per annum, payable bi-weekly.

Annual Bonus: During each year of your employment with the Company, you will have an annual cash bonus opportunity under the Company’s Annual Cash Incentive Plan (the “Annual Bonus”) at a bonus target of 75% of your Base Salary. Your actual Annual Bonus payment each year will fluctuate based on the level of achievement of the performance goals established by the Compensation Committee of the Board (the “Comp Committee”). Your Annual Bonus for 2026 will be prorated based on the portion of the year that you are employed by the Company from your Effective Date to December 31, 2026.

2026 Annual Equity Grant: You will be granted 2026 equity awards with an approximate value of $500,000, comprised 30% of restricted stock units (“RSUs”) that will vest in 1/3 tranches over a 3-year period and 70% of performance stock units (“PSUs”) that will cliff vest on December 31, 2028 based on the aggregate Adjusted EBITDA performance of the Company during the 3-year period ending on December 31, 2028, and both subject to your continued employment with the Company at the time of vesting.

Paid Time Off: You will be eligible for paid time off in accordance with the Company’s Flexible Time Off Program, as in effect from time to time.

Indemnification: The Company will enter into an indemnification agreement with you, pursuant to which you will be entitled to indemnification to the same extent as other senior executives of the Company.

Employee Benefits: During your employment with the Company, you will be eligible for employee benefits on the terms generally provided by the Company to its senior executives from time to time.

Miscellaneous: As with all of our employees, you will be subject to our applicable employment and other policies as outlined in our employment handbook and elsewhere.

This offer is contingent upon satisfactory completion of our standard pre-hire requirements, such as satisfactory completion of a pre-employment Drug & Alcohol Test and Background Check and our online enrollment process. These items should be completed prior to the Effective Date. Additionally, you will be required to sign our Proprietary Information, Inventions, and Non-Solicitation Agreement with Non-Compete, known as the PIINS agreement, in connection with your equity grant.

I look forward to you joining and contributing to the success of Team.

Sincerely,

/s/ Gary Hill
Gary Hill
Chief Executive Officer

AGREED AND ACKNOWLEDGED:

Signature:	/s/ Clinton Roeder
Printed Name:	Clinton Roeder
Date Signed:	June 3, 2026

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